UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13D

UNDER THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. 2)

CareView Communications, Inc.

(Name of Issuer)

Common Stock, $.001 Par Value Per Share

(Title Class of Securities)

141743104

(CUSIP Number)

HealthCor Management, L.P.
Carnegie Hall Tower
152 West 57th Street, 47th Floor
New York, New York 10019
Attention: Mr. John H. Coghlin
(212) 622-7871

With a Copy to:
Eugene McDermott
Edwards Wildman Palmer LLP
2800 Financial Plaza
Providence, RI  02903
(401) 276-6471

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

December 31, 2011

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. ☐

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

(Continued on following pages)

CUSIP NO. 141743104	13D	Page 2 of 19

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 141743104	13D	Page 3 of 19

(1)	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

HealthCor Management, L.P.
20-2893581
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
(3)	SEC USE ONLY
(4)	SOURCE OF FUNDS
WC
(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF	(7) SOLE VOTING POWER
SHARES	0
BENEFICIALLY	(8) SHARED VOTING POWER
OWNED BY	15,602,653
EACH	(9) SOLE DISPOSITIVE POWER
REPORTING	0
PERSON WITH	(10) SHARED DISPOSITIVE POWER
15,602,653
(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
15,602,653
(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
10.67%
(14)	TYPE OF REPORTING PERSON
PN

CUSIP NO. 141743104	13D	Page 4 of 19

(1)	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
HealthCor Associates, LLC
20-2891849
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
(3)	SEC USE ONLY
(4)	SOURCE OF FUNDS
AF
(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
☐
(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF	(7) SOLE VOTING POWER
SHARES	0
BENEFICIALLY	(8) SHARED VOTING POWER
OWNED BY	15,602,653
EACH	(9) SOLE DISPOSITIVE POWER
REPORTING	0
PERSON WITH	(10) SHARED DISPOSITIVE POWER
15,602,653
(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
15,602,653
(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
10.67%
(14)	TYPE OF REPORTING PERSON
OO- limited liability company

CUSIP NO. 141743104	13D	Page 5 of 19

(1)	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

HealthCor Hybrid Offshore Master Fund, L.P.
N/A
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
(3)	SEC USE ONLY
(4)	SOURCE OF FUNDS
AF
(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
☐
(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
NUMBER OF	(7) SOLE VOTING POWER
SHARES	0
BENEFICIALLY	(8) SHARED VOTING POWER
OWNED BY	15,602,653
EACH	(9) SOLE DISPOSITIVE POWER
REPORTING	0
PERSON WITH	(10) SHARED DISPOSITIVE POWER
15,602,653
(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
15,602,653
(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
10.67%
(14)	TYPE OF REPORTING PERSON
PN

CUSIP NO. 141743104	13D	Page 6 of 19

(1)	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

HealthCor Hybrid Offshore GP, LLC
N/A
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
(3)	SEC USE ONLY
(4)	SOURCE OF FUNDS
AF
(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
☐
(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF	(7) SOLE VOTING POWER
SHARES	0
BENEFICIALLY	(8) SHARED VOTING POWER
OWNED BY	15,602,653
EACH	(9) SOLE DISPOSITIVE POWER
REPORTING	0
PERSON WITH	(10) SHARED DISPOSITIVE POWER
15,602,653
(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
15,602,653
(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
10.67%
(14)	TYPE OF REPORTING PERSON
OO- limited company

CUSIP NO. 141743104	13D	Page 7 of 19

(1)	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

HealthCor Group, LLC
51-0551771
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
(3)	SEC USE ONLY
(4)	SOURCE OF FUNDS
AF
(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
☐
(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF	(7) SOLE VOTING POWER
SHARES	0
BENEFICIALLY	(8) SHARED VOTING POWER
OWNED BY	15,602,653
EACH	(9) SOLE DISPOSITIVE POWER
REPORTING	0
PERSON WITH	(10) SHARED DISPOSITIVE POWER
15,602,653
(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
15,602,653
(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
10.67%
(14)	TYPE OF REPORTING PERSON
OO- limited liability company

CUSIP NO. 141743104	13D	Page 8 of 19

(1)	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

HealthCor Partners Management, L.P.
26-0350633
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
(3)	SEC USE ONLY
(4)	SOURCE OF FUNDS
WC
(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
☐
(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF	(7) SOLE VOTING POWER
SHARES	0
BENEFICIALLY	(8) SHARED VOTING POWER
OWNED BY	13,604,860
EACH	(9) SOLE DISPOSITIVE POWER
REPORTING	0
PERSON WITH	(10) SHARED DISPOSITIVE POWER
13,604,860
(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
13,604,860
(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
9.43%
(14)	TYPE OF REPORTING PERSON
PN

CUSIP NO. 141743104	13D	Page 9 of 19

(1)	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

HealthCor Partners Management GP, LLC
26-0350785
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
(3)	SEC USE ONLY
(4)	SOURCE OF FUNDS
AF
(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
☐
(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF	(7) SOLE VOTING POWER
SHARES	0
BENEFICIALLY	(8) SHARED VOTING POWER
OWNED BY	13,604,860
EACH	(9) SOLE DISPOSITIVE POWER
REPORTING	0
PERSON WITH	(10) SHARED DISPOSITIVE POWER
13,604,860
(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
13,604,860
(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
9.43%
(14)	TYPE OF REPORTING PERSON
OO- limited liability company

CUSIP NO. 141743104	13D	Page 10 of 19

(1)	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

HealthCor Partners Fund, L.P.
26-0350826
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
(3)	SEC USE ONLY
(4)	SOURCE OF FUNDS
AF
(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
☐
(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF	(7) SOLE VOTING POWER
SHARES	0
BENEFICIALLY	(8) SHARED VOTING POWER
OWNED BY	13,604,860
EACH	(9) SOLE DISPOSITIVE POWER
REPORTING	0
PERSON WITH	(10) SHARED DISPOSITIVE POWER
13,604,860
(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
13,604,860
(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
9.43%
(14)	TYPE OF REPORTING PERSON
PN

CUSIP NO. 141743104	13D	Page 11 of 19

(1)	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

HealthCor Partners L.P.
26-0350747
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
(3)	SEC USE ONLY
(4)	SOURCE OF FUNDS
AF
(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
☐
(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF	(7) SOLE VOTING POWER
SHARES	0
BENEFICIALLY	(8) SHARED VOTING POWER
OWNED BY	13,604,860
EACH	(9) SOLE DISPOSITIVE POWER
REPORTING	0
PERSON WITH	(10) SHARED DISPOSITIVE POWER
13,604,860
(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
13,604,860
(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
9.43%
(14)	TYPE OF REPORTING PERSON
PN

CUSIP NO. 141743104	13D	Page 12 of 19

(1)	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

HealthCor Partners GP, LLC
26-0350705
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
(3)	SEC USE ONLY
(4)	SOURCE OF FUNDS
AF
(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
☐
(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF	(7) SOLE VOTING POWER
SHARES	0
BENEFICIALLY	(8) SHARED VOTING POWER
OWNED BY	13,604,860
EACH	(9) SOLE DISPOSITIVE POWER
REPORTING	0
PERSON WITH	(10) SHARED DISPOSITIVE POWER
13,604,860
(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
13,604,860
(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
9.43%
(14)	TYPE OF REPORTING PERSON
OO- limited liability company

CUSIP NO. 141743104	13D	Page 13 of 19

(1)	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Jeffrey C. Lightcap
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
(3)	SEC USE ONLY
(4)	SOURCE OF FUNDS
AF
(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
☐
(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
United States
NUMBER OF	(7) SOLE VOTING POWER
SHARES	0
BENEFICIALLY	(8) SHARED VOTING POWER
OWNED BY	13,604,860
EACH	(9) SOLE DISPOSITIVE POWER
REPORTING	0
PERSON WITH	(10) SHARED DISPOSITIVE POWER
13,604,860
(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
13,604,860
(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
9.43%
(14)	TYPE OF REPORTING PERSON
IN

CUSIP NO. 141743104	13D	Page 14 of 19

(1)	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Arthur Cohen
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
(3)	SEC USE ONLY
(4)	SOURCE OF FUNDS
AF
(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
☐
(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
United States
NUMBER OF	(7) SOLE VOTING POWER
SHARES	0
BENEFICIALLY	(8) SHARED VOTING POWER
OWNED BY	29,207,513
EACH	(9) SOLE DISPOSITIVE POWER
REPORTING	0
PERSON WITH	(10) SHARED DISPOSITIVE POWER
29,207,513
(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
29,207,513
(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
18.27%
(14)	TYPE OF REPORTING PERSON
IN

CUSIP NO. 141743104	13D	Page 15 of 19

(1)	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Joseph Healey
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
(3)	SEC USE ONLY
(4)	SOURCE OF FUNDS
AF
(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
☐
(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
United States
NUMBER OF	(7) SOLE VOTING POWER
SHARES	0
BENEFICIALLY	(8) SHARED VOTING POWER
OWNED BY	29,207,513
EACH	(9) SOLE DISPOSITIVE POWER
REPORTING	0
PERSON WITH	(10) SHARED DISPOSITIVE POWER
29,207,513
(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
29,207,513
(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
18.27%
(14)	TYPE OF REPORTING PERSON
IN

CUSIP NO. 141743104	13D	Page 16 of 19

This Amendment No. 2 to Schedule 13D (the “Amendment”) amends and supplements the beneficial ownership statement on Schedule 13D originally filed with the Securities and Exchange Commission on May 2, 2011, as amended by Amendment No. 1 filed October 3, 2011 (the “Original Statement”).  The persons filing this Amendment are HealthCor Management, L.P., HealthCor Associates, LLC, HealthCor Hybrid Offshore Master Fund, L.P., HealthCor Hybrid Offshore GP, LLC, HealthCor Group, LLC, HealthCor Partners Management, L.P., HealthCor Partners Management GP, LLC, HealthCor Partners Fund, L.P., HealthCor Partners, L.P., HealthCor Partners GP, LLC, Jeffrey C. Lightcap, Joseph Healey and Arthur Cohen.  The Original Statement, as amended by this Amendment (the “Statement”), relates to the shares of Common Stock of CareView Communications, Inc., par value $0.001 (the "Common Stock").

Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Original Statement. This Amendment amends the Original Statement as specifically set forth herein.  Except as set forth below, all previous Items in the Original Statement remain unchanged.

The Amendment is being filed for the purpose of reflecting (i) the acquisition of beneficial ownership of an aggregate of 528,019 shares of Common Stock underlying accrued interest on the Notes and (ii) the Amendment Agreement described under Item 6 below.

Item 5.  INTEREST IN SECURITIES OF THE ISSUER

Item 5 is hereby amended and restated in its entirety as follows:

(a)           Collectively, the Reporting Persons beneficially own an aggregate of 29,207,513 shares of Common Stock, representing 17,424,654 shares of Common Stock that may be acquired upon conversion of the Notes (including interest paid in kind on December 31, 2011), and 11,782,859 shares of Common Stock that may be acquired upon exercise of the Warrants.  This aggregate amount represents approximately 18.27% of the Issuer’s outstanding common stock, based upon 130,645,741 shares outstanding, as reported in the Issuer’s most recent Quarterly Report on Form 10-Q filed on November 14, 2011, and gives effect to the conversion of all Notes into Common Stock and the exercise of all Warrants held by the Reporting Persons.

Of this amount:

(i) HCP Fund is the beneficial owner of 8,116,404 shares of Common Stock underlying the current principal amount of the Note issued to it (including interest paid in kind on December 31, 2011), and 5,488,456 shares of Common Stock that it has a right to acquire upon exercise of its Warrant;

(ii) By virtue of their relationship to HCP Fund, described in more detail under Item 2 of this Statement, each of HealthCor Partners, L.P., HCPGP, HealthCor Partners Management, L.P., HCPMGP and Mr. Lightcap may be deemed to share beneficial ownership with HCP Fund of the shares of Common Stock beneficially owned by the HCP Fund;

(iii) Hybrid Fund is the beneficial owner of 9,308,250 shares of Common Stock underlying the current principal amount of the Note issued to it (including interest paid in kind on December 31, 2011), and 6,294,403 shares of Common Stock that it has a right to acquire upon exercise of its Warrant;

(iv) By virtue of their relationship to Hybrid Fund, described in more detail under Item 2 of this Statement, each of Offshore GP, Group, HealthCor Management, L.P., and Associates may be deemed to share beneficial ownership with Hybrid Fund of the shares of Common Stock beneficially owned by the Hybrid Fund; and

CUSIP NO. 141743104	13D	Page 17 of 19

(v) By virtue of their relationship to HCP Fund and Hybrid Fund, each of Messrs. Cohen and Healey may be deemed to share beneficial ownership of the shares of Common Stock beneficially owned by each of the Funds.

The filing of this Statement shall not be construed as an admission that any of the Reporting Persons is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, the beneficial owner of any of the shares of Common Stock owned by the Funds.  Pursuant to Rule 13d-4, each of the Reporting Persons disclaims such beneficial ownership.

(b)           The information in Items 7 through 10 of each cover page to this Statement is incorporated by reference into this Item 5(b).

(c)           Except for the information set forth in Item 6, which is incorporated by reference into this Item 5(c), the Reporting Persons have effected no transactions relating to the Common Stock during the past 60 days.

(d)-(e)     Inapplicable.

Item 6.  CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

Item 6 is hereby amended and supplemented as follows:

On December 20, 2011, the Issuer and the Funds executed a Note and Warrant Amendment Agreement which amended the terms of the Purchase Agreement, the Notes and the Warrants in order to remove terms that provided for certain automatic adjustments to the conversion price of the Notes or the exercise price of the Warrants in the event of future issuances by the Issuer of Common Stock or convertible securities at a price per share less than the conversion price of the Notes or the exercise price of the Warrants, respectively (the “Amendment Agreement”).  Such an issuance of Common Stock by the Issuer at prices below the conversion price of the Notes or the exercise price of the Warrants will be subject to the prior written consent of the Funds, which may be granted or withheld in the Funds’ discretion.

Item 6 of the Original Statement is hereby amended to delete the last two sentences of the fifth paragraph under “Senior Secured Convertible Notes”, and the last two sentences under “Warrants”, which described the price-based adjustment provisions under the terms of the Notes and the Warrants prior to the Amendment Agreement.

On December 31, 2011, the Notes held by HCP Fund and Hybrid Fund accrued interest which is payable in kind (“PIK Interest”).  The PIK Interest accrual represents the equivalent of 245,952 shares of Common Stock for HCP Fund and 282,068 shares of Common Stock for Hybrid Fund.

Item 7.  MATERIAL TO BE FILED AS EXHIBITS

Item 7 is hereby supplemented as follows:

Exhibit No.	Description

9	Note and Warrant Amendment Agreement dated December 20, 2011, between and among the Issuer, HealthCor Partners Fund, L.P. and HealthCor Hybrid Offshore Master Fund, L.P.

CUSIP NO. 141743104	13D	Page 18 of 19

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 3, 2012

HEALTHCOR MANAGEMENT, L.P.

By: HealthCor Associates, LLC, its general partner

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel

HEALTHCOR HYBRID OFFSHORE GP, LLC, for itself and as general partner on behalf of HEALTHCOR HYBRID OFFSHORE MASTER FUND,
L.P.

By: HealthCor Group, LLC, its general partner

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel

HEALTHCOR ASSOCIATES, LLC

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel

HEALTHCOR GROUP, LLC

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel

HEALTHCOR PARTNERS MANAGEMENT, L.P.

By: HealthCor Partners Management GP, LLC, its general partner

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel

CUSIP NO. 141743104	13D	Page 19 of 19

HEALTHCOR PARTNERS MANAGEMENT GP, LLC

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel

HEALTHCOR PARTNERS L.P., for itself and as general
partner on behalf of HEALTHCOR PARTNERS FUND, L.P.

By: HealthCor Partners GP, LLC, its general partner

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel

HEALTHCOR PARTNERS GP, LLC

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel

JEFFREY C. LIGHTCAP, Individually

/s/ Jeffrey C. Lightcap

JOSEPH HEALEY, Individually

/s/ Joseph Healey

ARTHUR COHEN, Individually

/s/ Arthur Cohen